PROSPECTUS SUPPLEMENT NO. 12	Filed Pursuant to Rule 424(b)(3)
To Prospectus dated May 14, 2007	Registration No. 333-129842

Computer Software Innovations, Inc.

14,435,472 SHARES OF COMMON STOCK

This Prospectus Supplement supplements the Prospectus dated May 14, 2007, as amended and supplemented, relating to the offer and sale by the selling stockholder identified in the Prospectus of up to 14,435,472 shares of common stock of Computer Software Innovations, Inc. (the “Company”).

This Prospectus Supplement includes the Company’s Form 8-K filed with the Securities and Exchange Commission on November 20, 2007.

The information contained in the report included in this Prospectus Supplement is dated as of the period of such report. This Prospectus Supplement should be read in conjunction with the Prospectus dated May 14, 2007, as supplemented on May 25, 2007, June 1, 2007, June 27, 2007, August 14, 2007, September 14, 2007, October 3, 2007, October 5, 2007, October 11, 2007, October 24, 2007 and November 13, 2007, which supplements are to be delivered with this Prospectus Supplement. This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement updates and supersedes the information contained in the Prospectus dated May 14, 2007, including any supplements or amendments thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 12 is November 20, 2007.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 13, 2007

COMPUTER SOFTWARE

INNOVATIONS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or other jurisdiction of incorporation)

000-51758	98-0216911
(Commission File Number)	(IRS Employer Identification No.)

900 East Main Street, Suite T, Easley, South Carolina	29640
(Address of principal executive offices)	(Zip Code)

(864) 855-3900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

In the Company’s quarterly earnings conference call held at 4:30 p.m. Eastern Standard Time on November 13, 2007, the following information was communicated to participants:

•

The National Center for Education Statistics estimates that there are approximately 140,000 classrooms in North Carolina and South Carolina public schools. Of the 140,000 classrooms, we estimate that more than 100,000 have yet to acquire an interactive whiteboard solution, which leaves a substantial market into which CSI can sell interactive whiteboard solutions. We can give no assurances, however, as to the ultimate rate of penetration into these remaining unequipped classrooms.

•	On average, an interactive whiteboard classroom would sell for approximately $5,000 to $6,000.

•	Nationally, it is estimated that only approximately 7% to 10% of classrooms nationwide have interactive whiteboard technologies implemented.

•

CSI is currently the exclusive reseller of Promethean™ interactive whiteboards in North Carolina and South Carolina, and is exploring the possibility of entering into an affiliate program for additional territories, whereby CSI would sell Promethean interactive whiteboard solutions through negotiated agreements with another exclusive reseller. CSI is in the process of negotiating such an affiliate program but cannot give assurances that any such agreement will be successfully negotiated.

•	In addition to entering into an affiliate program, CSI may also consider acquiring a current Promethean reseller, but again cannot give assurances that a suitable acquisition candidate will be found.

Forward-Looking and Cautionary Statements

This report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Among other things, these statements relate to our financial condition, results of operations and future business plans, operations, opportunities and prospects. In addition, we and our representatives may from time to time make written or oral forward-looking statements, including statements contained in other filings with the Securities and Exchange Commission and in our reports to stockholders. These forward-looking statements are generally identified by the words or phrases “may,” “could,” “should,” “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “predict,” “project” or words of similar import. These forward-looking statements are based upon our current knowledge and assumptions about future events and involve risks and uncertainties that could cause our actual results, performance or achievements to be materially different from any anticipated results, prospects, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are not guarantees of future performance. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date that we make them. We do not undertake to update any forward-looking statement that may be made from time to time by or on our behalf.

In our most recent Form 10-KSB, we have included risk factors and uncertainties that might cause differences between anticipated and actual future results. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. The operations and results of our software and systems integration businesses also may be subject to the effects of other risks and uncertainties, including, but not limited to:

•	a reduction in anticipated sales;

•	an inability to perform customer contracts at anticipated cost levels;

•	our ability to otherwise meet the operating goals established by our business plan;

•	market acceptance of our new software, technology and services offerings;

•	an economic downturn; and

•	changes in the competitive marketplace and/or customer requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER SOFTWARE INNOVATIONS, INC.

	By:	/s/ David B. Dechant
	Name:	David B. Dechant
	Title:	Chief Financial Officer

Date: November 20, 2007